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                                NUCOR CORPORATION

                    Exhibit 11 to Form 10-Q - March 30, 2002

Exhibit 11 - Computation of net earnings per share

                                                  Three Months (13 Weeks) Ended
                                                  -----------------------------
                                                 March 30, 2002   March 31, 2001
                                                 --------------   --------------
                                                  (Unaudited)      (Unaudited)
                                                   ---------        ---------
Basic:

  Basic net earnings                                $20,262,295      $32,738,976
                                                    ===========     ============
  Average shares outstanding                         77,917,864       77,586,843
                                                     ==========       ==========
  Basic net earnings per share                             $.26             $.42
                                                           ====             ====
Diluted:

  Diluted net earnings                              $20,262,295      $32,738,976
                                                    ===========      ===========
  Diluted average shares outstanding:

    Basic shares outstanding                         77,917,864       77,586,843
    Dilutive effect of employee stock options           210,910           47,122
                                                     ----------       ----------
                                                     78,128,774       77,633,965
                                                     ==========       ==========
  Diluted net earnings per share                           $.26             $.42
                                                           ====             ====


     The information furnished has not been audited.